UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2005

Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-108780 (Commission File Number)	20-0138854 (IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas (Address of Principal Executive Offices)	77056-6118 (Zip Code)

(888) 220-6121
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On May 23, 2005, Hines REIT Properties, L.P. (the “Operating Partnership”), a subsidiary of Hines Real Estate Investment Trust, Inc. (the “Company”) entered into a contract to acquire two office properties located at 1900 Alameda de las Pulgas and 2000 Alameda de las Pulgas in San Mateo, California (collectively, “California Casualty Plaza”). The seller is OTR, an Ohio general partnership acting as the duly authorized nominee of the Board of the State Teachers Retirement System of Ohio, and is unaffiliated with the Company and its affiliates.

     California Casualty Plaza consists of a four story building constructed in 1971 and substantially renovated in 1996 and a two story building constructed in 1983. The buildings have an aggregate of 253,377 square feet of rentable area and are approximately 88% leased. Approximately 166,576 square feet, or 66% of the rentable area of the property, is leased to California Casualty Management Company. No other tenant leases more than 10% of the rentable area of California Casualty Plaza. Our management believes that California Casualty Plaza is suitable and adequate for its intended purpose.

     The aggregate purchase price for California Casualty Plaza is expected to be approximately $58,500,000, exclusive of transaction costs, financing fees and working capital reserves. The Company anticipates that the acquisition will be funded with the net proceeds of its public offering and debt financing obtained in connection with the acquisition. In connection with the acquisition of California Casualty Plaza, the Company anticipates it will pay the Advisor approximately $292,500 in acquisition fees.

     The Company anticipates that the acquisition of California Casualty Plaza will be consummated on or about June 28, 2005. Although its management believes the acquisition of California Casualty Plaza is probable, the closing of such acquisition is subject to a number of conditions and there can be no guarantee that the acquisition of California Casualty Plaza will be consummated. If the Company elects not to close on California Casualty Plaza, it will forfeit a significant amount of earnest money.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
May 25, 2005	By:	/s/ Sherri W. Schugart
Sherri W. Schugart
Chief Financial Officer